EXHIBIT 5


NAGASHIMA OHNO & TSUNEMATSU LETTERHEAD
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                Kioicho Bldg, 3-12, Kioicho, Chiyoda-ku, Tokyo, 102-0094, Japan
                Telephone: 81+3-3288-7000 Facsimile: 81+3-5213-7800

                                                                   June 20, 2005
Toyota Jidosha Kabushiki Kaisha
1 Toyota-cho, Toyota City
Aichi Prefecture 471-8571
Japan

Ladies and Gentlemen:

         We have acted as counsel to Toyota Jidosha Kabushiki Kaisha, a Japanese corporation (the "Company"), with respect to the filing by the Company with the Securities and Exchange Commission of the United States of America under the U.S. Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") covering the issuance or delivery of up to 3,979,000 shares of the Company's shares of Common Stock, subject to adjustment due to certain events (the "Shares").

         Based on our review of the Company's organizational documents, the plan pursuant to which the Shares are issuable or deliverable and such other documents and records as we have deemed necessary and appropriate, we are of the opinion that:

         1. The Company is validly existing as a joint stock corporation under the laws of Japan;

         2. The issuance or delivery of Shares under the plan has been duly authorized, and, in the case of issuance of new shares in lieu of delivery of treasury stock, when stock acquisition rights are duly exercised at the exercise price and paid for within the respective exercise period, as contemplated by the stock option agreements filed as Exhibit 4.1 and 4.2 in the Registration Statement, the Shares will have been validly and legally issued and will be fully paid and nonassessable under the laws of Japan; and

         3. The Company currently has a sufficient number of validly authorized but unissued shares of common stock of the Company to cover the number of Shares to be issued upon exercise of all the stock acquisition rights.

         We consent to the filing of this opinion of counsel as Exhibit 5 to the Registration Statement.

                                            Very truly yours,

                                            /s/  Nagashima Ohno & Tsunematsu

(HRI)